Exhibit 99.1

Gracia Martore Joins Omnicom’s Board of Directors

Joins Deborah Kissire and Valerie Williams as part of Omnicom’s Board Refreshment

NEW YORK, July 18, 2017 —The Board of Directors of Omnicom Group Inc. (NYSE: OMC) today announced the appointment of Gracia Martore as an independent director, effective immediately. Ms. Martore recently retired as President and CEO of TEGNA Inc. (NYSE:TGNA), formerly known as Gannett Co.

Ms. Martore’s appointment expands the Board to 13 directors, 11 of whom are independent. She will be a member of the audit committee.

“We conducted an exhaustive search for someone who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding leader,” said Bruce Crawford, Chairman of the Omnicom Board of Directors. “Gracia’s expertise in business transformation, as well as running a leading media company, will be of great benefit to Omnicom.”

Ms. Martore, 65, served as CEO, TEGNA Inc., the nation’s largest local media company since 2011. She stepped down last May as part of the company’s spin off of Cars.com, the top online destination for the digital automotive marketplace. Ms. Martore held various leadership roles over her 30-year career at both TEGNA and the Gannett Company, including Chief Financial Officer before being named CEO. Prior to joining Gannett, she worked for 12 years in the banking industry.

Ms. Martore serves on the Boards of Directors of The Associated Press, FM Global, United Rentals and WestRock Company. Ms. Martore is a graduate of Wellesley College where she was a Wellesley Scholar. She is also a member of Wellesley College’s Board of Trustees.

Ms. Martore now joins Debbie Kissire and Valerie Williams who have been appointed to the Board since the Company began its Board Refreshment process in early 2016.  Since then, three long-serving board members have stepped down.  The company continues to take meaningful steps towards adding Board members with a wealth of experience and diverse points of view.

“As a former Fortune 500 CEO, Gracia knows how important it is for corporations today to be diverse in every aspect and we are thrilled to welcome her as Omnicom’s newest independent director,” said John Wren, President and CEO, Omnicom Group. “Our commitment to a diverse and inclusive workforce starts at the top with Omnicom’s independent Board of Directors now including six women and three African Americans. I look forward to working with this outstanding group as we enter our third decade as a leader in the marketing and communications business.”

About Omnicom Group Inc.

Omnicom Group (www.omnicomgroup.com) is a leading global marketing and corporate communications company.  Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

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Joanne Trout

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